EXHIBIT 5
                                                                    ---------

                                  June 22, 1998


Unigraphics Solutions Inc.
13736 Riverport Drive
Maryland Heights, Missouri  63043

Gentlemen:

         As Counsel - Corporate Acquisitions and Finance of Electronic Data Systems Corporation, the holder of a majority of the outstanding capital stock of Unigraphics Solutions Inc., a Delaware corporation ("the Company"), I am familiar with the Registration Statement on Form S-8 being filed by the Company pursuant to the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission, relating to 1,300,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company pursuant to the Unigraphics Solutions Inc. 1998 Incentive Plan (the "Plan").

         In connection with the foregoing matters, I have examined originals, or copies certified or otherwise identified to me, of corporate records of the Company and other documents, records and instruments as a basis for this opinion.

         Based on the foregoing, I am of the opinion that:

         1. The Shares authorized for issuance pursuant to the Plan as currently in effect have been duly authorized for issuance by the Company.

         2. The Shares, when issued pursuant to the Plan in accordance with Delaware law and upon payment of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinion as to the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as Exhibit 5 to the above-mentioned Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

                                   Very truly yours,


                                   /s/ David B. Hollander
                                   ------------------------------------------
                                   David B. Hollander
                                   Counsel - Corporate Acquisitions & Finance